Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2021 First Quarter Results

BATON ROUGE, LA (April 22, 2021) – Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended March 31, 2021. Investar reported record net income of $5.4 million, or $0.51 per diluted common share, for the first quarter of 2021, compared to $4.5 million, or $0.42 per diluted common share, for the quarter ended December 31, 2020, and $0.6 million, or $0.05 per diluted common share, for the quarter ended March 31, 2020.

On a non-GAAP basis, core earnings per diluted common share for the first quarter of 2021 were $0.49 compared to $0.39 for the fourth quarter of 2020 and $0.15 for the first quarter of 2020. Core earnings exclude certain non-operating items including, but not limited to, gain on sale of investment securities, change in the fair value of equity securities, and acquisition expense (refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics).

Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:

“This was a solid quarter of positive performance for Investar. Net income has grown 18% to a record $5.4 million compared to the prior quarter. As intended, we continued to reduce our cost of funds through an improved deposit mix and a disciplined approach to repricing all categories of deposits, positioning us to maintain a stable margin throughout 2021. Noninterest-bearing deposits increased by 15% and our time deposits decreased by 7.5% during the first quarter of 2021. Our net interest margin increased to 3.64% in the first quarter of 2021 compared to 3.55% in the fourth quarter of 2020. As a result of the positive performance and the Company’s share repurchase activity, earnings per share and tangible book value per common share also hit record highs of $0.51 and $20.72, respectively, representing growth of 21% and 4%, respectively, compared to the fourth quarter of 2020.

Also, we were excited to complete the acquisition of Cheaha Bank on April 1, 2021 as announced and discussed last quarter. We believe that this acquisition fits well with our strategy of expanding Investar’s footprint in Alabama. We also believe that the acquisition further positions us to grow the franchise and increase long-term shareholder value.”

First Quarter Highlights

•	Net interest margin increased to 3.64% for the quarter ended March 31, 2021 compared to 3.55% for the quarter ended December 31, 2020 and 3.46% for quarter ended March 31, 2020.

•

Cost of deposits decreased 13 basis points to 0.63% for the quarter ended March 31, 2021, compared to 0.76% for the quarter ended December 31, 2020, and decreased 84 basis points compared to 1.47% for the quarter ended March 31, 2020. Our overall cost of funds decreased 12 and 79 basis points to 0.83% compared to 0.95% and 1.62% for the quarters ended December 31, 2020 and March 31, 2020, respectively.

•

Book value per common share increased to $23.79 at March 31, 2021 compared to $22.93 and $21.32 at December 31, 2020 and March 31, 2020, respectively. Tangible book value per common share increased to $20.72 at March 31, 2021, or 4.2% (16.7% annualized), compared to $19.89 at December 31, 2020, and increased 12.7% compared to $18.38 at March 31, 2020.

•

The allowance for loan losses to total loans increased to 1.11% at March 31, 2021, compared to 1.09% at December 31, 2020 and 0.82% at March 31, 2020, representing a 35% increase in the allowance for loan losses to total loans compared to March 31, 2020.

•

Noninterest-bearing deposits increased $67.3 million, or 15.0%, to $515.5 million at March 31, 2021, compared to $448.2 million at December 31, 2020 and increased $176.1 million, or 51.9%, compared to $339.4 million at March 31, 2020. Time deposits as a percentage of total deposits decreased to 24.6% at March 31, 2021, compared to 28.4% at December 31, 2020 and 40.2% at March 31, 2020.

•

On January 25, 2021, Investar announced that it had entered into a definitive agreement to acquire Cheaha Financial Group, Inc., headquartered in Oxford, Alabama, and its wholly-owned subsidiary, Cheaha Bank. The transaction closed on April 1, 2021 and was Investar’s seventh whole-bank acquisition since 2011. As of March 31, 2021, Cheaha Bank had approximately $238 million in assets, $120 million in net loans, and $206 million in total deposits. In the aggregate, Cheaha’s shareholders received approximately $41.1 million in cash consideration.

•

Investar repurchased 225,950 shares of its common stock through its stock repurchase program at an average price of $17.64 per share during the quarter ended March 31, 2021, leaving 338,880 shares authorized for repurchase under the current stock repurchase plan after the board approved, on March 17, 2021, an additional 300,000 shares for repurchase.

Loans

Total loans were $1.85 billion at March 31, 2021, a decrease of $14.3 million, or 0.8%, compared to December 31, 2020, and an increase of $116.2 million, or 6.7%, compared to March 31, 2020.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	3/31/2021	12/31/2020	3/31/2020	$	%	$	%	3/31/2021	3/31/2020
Mortgage loans on real estate
Construction and development	$190,816	$206,011	$191,597	$(15,195)	(7.4)%	$(781)	(0.4)%	10.3%	11.1%
1-4 Family	341,266	339,525	328,730	1,741	0.5	12,536	3.8	18.5	19.0
Multifamily	60,844	60,724	61,709	120	0.2	(865)	(1.4)	3.3	3.6
Farmland	24,145	26,547	29,373	(2,402)	(9.0)	(5,228)	(17.8)	1.3	1.7
Commercial real estate
Owner-occupied	399,393	375,421	370,209	23,972	6.4	29,184	7.9	21.7	21.4
Nonowner-occupied	430,487	436,974	406,145	(6,487)	(1.5)	24,342	6.0	23.3	23.5
Commercial and industrial	380,534	394,497	313,850	(13,963)	(3.5)	66,684	21.2	20.6	18.1
Consumer	18,485	20,619	28,181	(2,134)	(10.3)	(9,696)	(34.4)	1.0	1.6
Total loans	$1,845,970	$1,860,318	$1,729,794	$(14,348)	(0.8)%	$116,176	6.7%	100%	100%

In response to the COVID-19 pandemic, in the first quarter of 2020, the Bank instituted a 90-day loan deferral program for customers impacted by the pandemic. As of March 31, 2021, the balance of loans participating in the 90-day deferral program was approximately $11.2 million, or 0.6% of the total loan portfolio, compared to $5.9 million, or 0.3% of the total loan portfolio, at December 31, 2020. As 90-day loan deferrals have expired, most customers have returned to their regular payment schedules. The Bank continues to support borrowers experiencing financial hardships related to the pandemic and expects to process additional deferrals requested by qualified borrowers. Therefore, we may experience fluctuations in the balance of loans participating in the deferral program.

In addition, in the second quarter of 2020, the Bank began participating as a lender in the Paycheck Protection Program (“PPP”) as established by the CARES Act. The PPP loans are generally 100% guaranteed by the SBA, have an interest rate of 1%, and are eligible to be forgiven based on certain criteria, with the SBA remitting any applicable forgiveness amount to the lender. At March 31, 2021, the balance of the Bank’s PPP loans was $106.6 million, compared to $94.5 million at December 31, 2020. Eighty-five percent of the total number of PPP loans we have originated have principal balances of $150,000 or less. Excluding PPP loans, total loans decreased $26.5 million, or 1.5%, compared to December 31, 2020 and increased $9.5 million, or 0.6%, compared to March 31, 2020. At March 31, 2021, approximately 31% of the total balance of PPP loans originated have been forgiven by the SBA or paid off by the customer.

We experienced the greatest loan growth in the owner-occupied commercial real estate portfolio for the quarter ended March 31, 2021 as we remain focused on relationship banking and growing our commercial loan portfolios.

At March 31, 2021, Investar’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $779.9 million, an increase of $10.0 million, or 1.3%, compared to the business lending portfolio of $769.9 million at December 31, 2020, and an increase of $95.8 million, or 14.0%, compared to the business lending portfolio of $684.1 million at March 31, 2020. The increase in the business lending portfolio compared to December 31, 2020 and March 31, 2020 is due to the growth in the owner-occupied commercial real estate portfolio and the origination of PPP loans, which are included in commercial and industrial loans.

Consumer loans totaled $18.5 million at March 31, 2021, a decrease of $2.1 million, or 10.3%, compared to $20.6 million at December 31, 2020, and a decrease of $9.7 million, or 34.4%, compared to $28.2 million at March 31, 2020. The decrease in consumer loans is mainly attributable to the scheduled paydowns of the indirect auto lending portfolio and is consistent with our business strategy.

Our loan portfolio includes loans to businesses in certain industries that may be more significantly affected by the pandemic than others. These loans, including loans related to oil and gas, food services, hospitality, and entertainment, represent approximately 6.8% of our total portfolio, or 5.7% excluding PPP loans, at March 31, 2021, compared to 6.6% of our total portfolio, or 5.7% excluding PPP loans, at December 31, 2020, as shown in the table below.

		Percentage of Loan Portfolio		Percentage of Loan Portfolio
	Percentage of Loan Portfolio	March 31, 2021	Percentage of Loan Portfolio	December 31, 2020
Industry	March 31, 2021	(excluding PPP loans)	December 31, 2020	(excluding PPP loans)
Oil and gas	3.2%	2.4%	3.3%	2.6%
Food services	2.8	2.5	2.5	2.3
Hospitality	0.4	0.4	0.4	0.4
Entertainment	0.4	0.4	0.4	0.4
Total	6.8%	5.7%	6.6%	5.7%

Credit Quality

Nonperforming loans were $14.9 million, or 0.81% of total loans, at March 31, 2021, an increase of $1.1 million compared to $13.8 million, or 0.74% of total loans, at December 31, 2020, and an increase of $7.3 million compared to $7.6 million, or 0.44% of total loans, at March 31, 2020. The increase in nonperforming loans compared to March 31, 2020 is mainly attributable to one commercial and industrial oil and gas loan relationship totaling $4.8 million and one nonowner-occupied commercial real estate loan relationship totaling $1.4 million at March 31, 2021. Included in nonperforming loans are acquired loans with a balance of $5.3 million at March 31, 2021, or 35% of nonperforming loans.

The allowance for loan losses was $20.4 million, or 137.3% and 1.11% of nonperforming and total loans, respectively, at March 31, 2021, compared to $20.4 million, or 147.3% and 1.09%, respectively, at December 31, 2020, and $14.2 million, or 188.4% and 0.82%, respectively, at March 31, 2020.

The provision for loan losses was $0.4 million for the quarter ended March 31, 2021 compared to $2.4 million and $3.8 million for the quarters ended December 31, 2020 and March 31, 2020, respectively. Additional provision for loan losses was recorded in 2020 primarily as a result of the deterioration of market conditions which have been adversely affected by the COVID-19 pandemic. The Bank continues to assess the impact the pandemic may have on its loan portfolio to determine the need for additional reserves.

Deposits

Total deposits at March 31, 2021 were $2.01 billion, an increase of $122.1 million, or 6.5%, compared to $1.89 billion at December 31, 2020, and an increase of $281.1 million, or 16.3%, compared to $1.73 billion at March 31, 2020.

The COVID-19 pandemic has created a significant amount of excess liquidity in the market, and, as a result, we experienced large increases in both noninterest and interest-bearing demand deposits, and savings accounts compared to March 31, 2020. The Bank utilized $80.0 million in brokered deposits in the first quarter of 2021 and the fourth quarter of 2020, which are used to satisfy the required borrowings under its interest rate swap agreements, due to more favorable pricing. The remaining increase of approximately $400.4 million, excluding the $199.4 million decrease in time deposits, compared to March 31, 2020 is due to organic growth. Our deposit mix has improved and reflects our consistent focus on relationship banking and growing our commercial relationships, as well as the effects of the pandemic on consumer and business spending.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

								Percentage of
				Linked Quarter Change		Year/Year Change		Total Deposits
	3/31/2021	12/31/2020	3/31/2020	$	%	$	%	3/31/2021	3/31/2020
Noninterest-bearing demand deposits	$515,487	$448,230	$339,379	$67,257	15.0%	$176,108	51.9%	25.6%	19.6%
Interest-bearing demand deposits	564,128	496,745	378,787	67,383	13.6	185,341	48.9	28.1	21.9
Brokered deposits	80,015	80,017	—	(2)	(0.0)	80,015	—	4.0	—
Money market deposit accounts	200,744	186,307	197,703	14,437	7.7	3,041	1.5	10.0	11.4
Savings accounts	154,131	141,134	118,193	12,997	9.2	35,938	30.4	7.7	6.9
Time deposits	495,375	535,391	694,764	(40,016)	(7.5)	(199,389)	(28.7)	24.6	40.2
Total deposits	$2,009,880	$1,887,824	$1,728,826	$122,056	6.5%	$281,054	16.3%	100.0%	100.0%

Noninterest-bearing and interest-bearing demand deposits experienced the largest increases compared to December 31, 2020 and March 31, 2020. These increases were primarily driven by government stimulus payments, reduced spending by consumer and business customers related to the COVID-19 pandemic, and increases in PPP borrowers’ deposit accounts. We believe these factors may be temporary depending on the future economic effects of the COVID-19 pandemic.

Management made a strategic decision to either reprice or run-off higher yielding time deposits and other interest-bearing deposit products during 2020 and the first quarter of 2021, which contributed to our decreasing cost of deposits compared to the quarter ended March 31, 2020.

Net Interest Income

Net interest income for the first quarter of 2021 totaled $19.6 million, an increase of $0.5 million, or 2.5%, compared to the fourth quarter of 2020, and an increase of $2.3 million, or 13.3%, compared to the first quarter of 2020. Included in net interest income for the quarters ended March 31, 2021, December 31, 2020 and March 31, 2020 is $0.1 million, $0.2 million, and $0.3 million of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended March 31, 2021, December 31, 2020, and March 31, 2020 are interest recoveries of $17,000, $10,000, and $5,000, respectively, on acquired loans.

Investar’s net interest margin was 3.64% for the quarter ended March 31, 2021, compared to 3.55% for the quarter ended December 31, 2020 and 3.46% for the quarter ended March 31, 2020. The increase in net interest margin for the quarter ended March 31, 2021 compared to the quarter ended December 31, 2020 was driven by a 12 basis point decrease in cost of funds. The increase in net interest margin for the quarter ended March 31, 2021 compared to the quarter ended March 31, 2020 was driven by a 79 basis point decrease in the cost of funds partially offset by a 45 basis point decrease in the yield on interest-earning assets.

The yield on interest-earning assets was 4.26% for the quarters ended March 31, 2021 and December 31, 2020 compared to 4.71% for the quarter ended March 31, 2020. The decrease in the yield on interest-earning assets compared to the quarter ended March 31, 2020 was driven by a large decrease in the yield earned on investment securities as well as lower loan yields. In response to the pandemic, during March 2020, the Federal Reserve reduced the federal funds rate 150 basis points to 0 to 0.25 percent, which has affected the yields that we earn on our interest-earning assets. In addition, the PPP loans originated have a contractual interest rate of 1% and origination fees based on the loan amount, which impacts the yield on our loan portfolio.

Exclusive of PPP loans, which had an average balance of $97.3 million and related interest and fee income of $1.4 million for the quarter ended March 31, 2021 and an average balance of $106.6 million and related interest and fee income of $1.1 million for the quarter ended December 31, 2020, adjusted net interest margin was 3.54% for the quarter ended March 31, 2021, compared to an adjusted net interest margin of 3.53% for the quarter ended December 31, 2020. Included in PPP interest and fee income for the quarters ended March 31, 2021 and December 31, 2020 is $0.7 million and $0.4 million, respectively, of accelerated fee income recognized due to the forgiveness or pay-off of PPP loans. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

Exclusive of the interest income accretion from the acquisition of loans, interest recoveries, and accelerated fee income recognized due to the forgiveness or pay-off of PPP loans, all discussed above, adjusted net interest margin increased to 3.49% for the quarter ended March 31, 2021, compared to 3.45% for the quarter ended December 31, 2020, and 3.41% for the quarter ended March 31, 2020. The adjusted yield on interest-earning assets was 4.10% for the quarter ended March 31, 2021 compared to 4.16% and 4.66% for the quarters ended December 31, 2020 and March 31, 2020, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits decreased 13 basis points to 0.63% for the quarter ended March 31, 2021 compared to 0.76% for the quarter ended December 31, 2020 and decreased 84 basis points compared to 1.47% for the quarter ended March 31, 2020. The decrease in the cost of deposits compared to the quarters ended December 31, 2020 and March 31, 2020 reflects the decrease in rates paid for all categories of interest-bearing deposits.

The overall costs of funds for the quarter ended March 31, 2021 decreased 12 basis points to 0.83% compared to 0.95% for the quarter ended December 31, 2020 and decreased 79 basis points compared to 1.62% for the quarter ended March 31, 2020. The decrease in the cost of funds for the quarter ended March 31, 2021 compared to the quarters ended December 31, 2020 and March 31, 2020 resulted from both lower cost of deposits and lower amount and cost of short-term borrowings, the costs of which are driven by the Federal Reserve’s federal funds rates.

Noninterest Income

Noninterest income for the first quarter of 2021 totaled $2.4 million, a decrease of $1.3 million, or 35.7%, compared to the fourth quarter of 2020 and an increase of $1.3 million, or 117.2%, compared to the first quarter of 2020. The decrease in noninterest income compared to the quarter ended December 31, 2020 was mainly driven by a $0.9 million decrease in derivative fee income, included in other operating income. The increase in noninterest income compared to the quarter ended March 31, 2020 is mainly attributable to a $0.1 million increase in the fair value of equity securities during the quarter ended March 31, 2021 compared to a loss in the fair value of equity securities of $0.8 million during the quarter ended March 31, 2020. There was also a $0.4 million increase in the gain on sale of investment securities compared to the quarter ended March 31, 2020.

Noninterest Expense

Noninterest expense for the first quarter of 2021 totaled $14.8 million, an increase of $0.1 million, or 0.8%, compared to the fourth quarter of 2020, and an increase of $0.9 million, or 6.5%, compared to the first quarter of 2020. The increase in noninterest expense for the quarter ended March 31, 2021 compared to the quarter ended December 31, 2020 was driven by a $0.4 million increase in acquisition expense and partially offset by a $0.3 million decrease in other operating expenses.

The increase in noninterest expense for the first quarter of 2021 compared to the first quarter of 2020 is primarily attributable to the $0.7 million and $0.2 million increases in salaries and employee benefits and other operating expenses, respectively. The increase in salaries and employee benefits is driven by an increase in unfavorable health insurance claims, annual employee salary increases, effective June 1, 2020 and deferred compensation costs. The increase in other operating expenses is driven by the addition of two de novo branches opened in the second and third quarters of 2020. Other operating expenses include, among other things, software expense, FDIC assessments, bank security, repairs and maintenance, and telephone expense.

Taxes

Investar recorded income tax expense of $1.4 million for the quarter ended March 31, 2021, which equates to an effective tax rate of 21.1%, an increase from the effective tax rates of 20.9% and 19.7% for the quarters ended December 31, 2020 and March 31, 2020, respectively.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.51 for the quarter ended March 31, 2021, an increase of $0.09 compared to basic and diluted earnings per common share of $0.42 for the quarter ended December 31, 2020, and an increase of $0.46 compared to basic and diluted earnings per common share of $0.05 for the quarter ended March 31, 2020.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 35 branch locations serving Louisiana, Texas, and Alabama. At March 31, 2021, the Bank had 319 full-time equivalent employees and total assets of $2.4 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting Investar’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. In addition, any of the following matters related to the pandemic may impact our financial results in future periods, and such impacts may be material depending on the length and severity of the pandemic and government and societal responses to it:

•	borrowers may default on loans and economic conditions could deteriorate requiring further increases to the allowance for loan losses;

•	demand for our loans and other banking services, and related income and fees, may be reduced;

•	the value of collateral securing our loans may deteriorate; and

•	lower market interest rates will have an adverse impact on our variable rate loans and reduce our income.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	the ongoing impacts of the COVID-19 pandemic on economic conditions in general and on the Bank’s markets in particular, and on the Bank’s operations and financial results;

•	ongoing disruptions in the oil and gas industry due to fluctuations in the price of oil;

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	increased cyber and payment fraud risk, as cybercriminals attempt to profit from the disruption, given increased online and remote activity;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•

our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate acquired operations;

•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•

possible cessation or market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments and loans;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama; and

•	concentration of credit exposure.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”).

For further information contact:

Investar Holding Corporation

Chris Hufft

Chief Financial Officer

(225) 227-2215

Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	3/31/2021	12/31/2020	3/31/2020	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$22,969	$22,977	$23,621	(0.0)%	(2.8)%
Total interest expense	3,335	3,823	6,286	(12.8)	(46.9)
Net interest income	19,634	19,154	17,335	2.5	13.3
Provision for loan losses	400	2,400	3,760	(83.3)	(89.4)
Total noninterest income	2,365	3,675	1,089	(35.6)	117.2
Total noninterest expense	14,809	14,693	13,907	0.8	6.5
Income before income taxes	6,790	5,736	757	18.4	797.0
Income tax expense	1,430	1,196	149	19.6	859.7
Net income	$5,360	$4,540	$608	18.1	781.6

AVERAGE BALANCE SHEET DATA
Total assets	$2,354,504	$2,314,997	$2,164,516	1.7%	8.8%
Total interest-earning assets	2,185,853	2,147,086	2,010,211	1.8	8.7
Total loans	1,857,272	1,838,426	1,700,006	1.0	9.3
Total interest-bearing deposits	1,484,515	1,442,711	1,371,633	2.9	8.2
Total interest-bearing liabilities	1,623,286	1,594,127	1,559,443	1.8	4.1
Total deposits	1,951,046	1,900,974	1,715,517	2.6	13.7
Total stockholders’ equity	247,236	242,562	243,614	1.9	1.5

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.51	$0.42	$0.05	21.4%	920.0%
Diluted earnings per common share	0.51	0.42	0.05	21.4	920.0
Core Earnings(1):
Core basic earnings per common share(1)	0.49	0.39	0.15	25.6	226.7
Core diluted earnings per common share(1)	0.49	0.39	0.15	26.2	228.0
Book value per common share	23.79	22.93	21.32	3.8	11.6
Tangible book value per common share(1)	20.72	19.89	18.38	4.2	12.7
Common shares outstanding	10,436,493	10,608,869	10,940,021	(1.6)	(4.6)
Weighted average common shares outstanding - basic	10,509,468	10,621,763	11,143,078	(1.1)	(5.7)
Weighted average common shares outstanding - diluted	10,567,173	10,642,908	11,211,343	(0.7)	(5.7)

PERFORMANCE RATIOS
Return on average assets	0.92%	0.78%	0.11%	17.9%	736.4%
Core return on average assets(1)	0.89	0.71	0.32	25.4	178.1
Return on average equity	8.79	7.45	1.00	18.0	779.0
Core return on average equity(1)	8.50	6.80	2.82	25.0	201.4
Net interest margin	3.64	3.55	3.46	2.5	5.2
Net interest income to average assets	3.38	3.29	3.21	2.7	5.3
Noninterest expense to average assets	2.55	2.52	2.58	1.2	(1.2)
Efficiency ratio(2)	67.32	64.36	75.48	4.6	(10.8)
Core efficiency ratio(1)	67.35	65.29	69.05	3.2	(2.5)
Dividend payout ratio	13.73	15.48	120.00	(11.3)	(88.6)
Net charge-offs to average loans	0.02	0.06	0.01	(66.7)	100.0

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	3/31/2021	12/31/2020	3/31/2020	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.68%	0.62%	0.35%	9.7%	94.3%
Nonperforming loans to total loans	0.81	0.74	0.44	9.5	84.1
Allowance for loan losses to total loans	1.11	1.09	0.82	1.8	35.4
Allowance for loan losses to nonperforming loans	137.33	147.27	188.35	(6.7)	(27.1)

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	10.31%	10.48%	10.61%	(1.6)%	(2.8)%
Tangible equity to tangible assets(1)	9.10	9.22	9.28	(1.3)	(1.9)
Tier 1 leverage ratio	9.37	9.49	9.82	(1.3)	(4.6)
Common equity tier 1 capital ratio(2)	11.08	11.02	10.95	0.5	1.2
Tier 1 capital ratio(2)	11.42	11.36	11.30	0.5	1.1
Total capital ratio(2)	14.77	14.71	14.40	0.4	2.6
Investar Bank:
Tier 1 leverage ratio	10.56	10.47	10.52	0.9	0.4
Common equity tier 1 capital ratio(2)	12.86	12.53	12.09	2.6	6.4
Tier 1 capital ratio(2)	12.86	12.53	12.09	2.6	6.4
Total capital ratio(2)	13.95	13.62	12.87	2.4	8.4

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for March 31, 2021.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2021	December 31, 2020	March 31, 2020
ASSETS
Cash and due from banks	$29,970	$25,672	$26,641
Interest-bearing balances due from other banks	69,400	9,696	11,854
Federal funds sold	97	—	47
Cash and cash equivalents	99,467	35,368	38,542

Available for sale securities at fair value (amortized cost of $299,310, $263,913, and $274,041, respectively)	301,433	268,410	276,281
Held to maturity securities at amortized cost (estimated fair value of $12,341, $12,649, and $14,181, respectively)	11,966	12,434	14,253
Loans, net of allowance for loan losses of $20,423, $20,363, and $14,233, respectively	1,825,547	1,839,955	1,715,561
Other equity securities	16,763	16,599	17,653
Bank premises and equipment, net of accumulated depreciation of $16,803, $15,830, and $13,130, respectively	56,631	56,303	54,573
Other real estate owned, net	1,518	663	76
Accrued interest receivable	12,868	12,969	8,765
Deferred tax asset	—	1,360	1,142
Goodwill and other intangible assets, net	32,001	32,232	32,211
Bank-owned life insurance	39,131	38,908	32,204
Other assets	10,631	5,980	8,108
Total assets	$2,407,956	$2,321,181	$2,199,369

LIABILITIES
Deposits
Noninterest-bearing	$515,487	$448,230	$339,379
Interest-bearing	1,494,393	1,439,594	1,389,447
Total deposits	2,009,880	1,887,824	1,728,826
Advances from Federal Home Loan Bank	82,500	120,500	167,722
Repurchase agreements	4,274	5,653	3,732
Subordinated debt	42,920	42,897	42,831
Junior subordinated debt	5,962	5,949	5,910
Accrued taxes and other liabilities	14,169	15,074	17,076
Total liabilities	2,159,705	2,077,897	1,966,097

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 10,436,493, 10,608,869, and 10,940,021 shares issued and outstanding, respectively	10,436	10,609	10,940
Surplus	155,822	159,485	162,380
Retained earnings	75,998	71,385	60,146
Accumulated other comprehensive income (loss)	5,995	1,805	(194)
Total stockholders’ equity	248,251	243,284	233,272
Total liabilities and stockholders’ equity	$2,407,956	$2,321,181	$2,199,369

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
INTEREST INCOME
Interest and fees on loans	$21,627	$21,712	$21,669
Interest on investment securities	1,179	1,107	1,695
Other interest income	163	158	257
Total interest income	22,969	22,977	23,621

INTEREST EXPENSE
Interest on deposits	2,302	2,750	5,032
Interest on borrowings	1,033	1,073	1,254
Total interest expense	3,335	3,823	6,286
Net interest income	19,634	19,154	17,335

Provision for loan losses	400	2,400	3,760
Net interest income after provision for loan losses	19,234	16,754	13,575

NONINTEREST INCOME
Service charges on deposit accounts	491	500	571
Gain on sale of investment securities, net	600	—	172
Loss on sale of fixed assets, net	(2)	(33)	—
(Loss) gain on sale of other real estate owned, net	—	(14)	26
Servicing fees and fee income on serviced loans	64	78	120
Interchange fees	388	385	295
Income from bank owned life insurance	223	237	190
Change in the fair value of equity securities	65	877	(826)
Other operating income	536	1,645	541
Total noninterest income	2,365	3,675	1,089
Income before noninterest expense	21,599	20,429	14,664

NONINTEREST EXPENSE
Depreciation and amortization	1,206	1,185	1,033
Salaries and employee benefits	8,695	8,625	7,953
Occupancy	637	565	531
Data processing	746	774	693
Marketing	41	135	32
Professional fees	358	353	394
Acquisition expenses	361	4	751
Other operating expenses	2,765	3,052	2,520
Total noninterest expense	14,809	14,693	13,907
Income before income tax expense	6,790	5,736	757
Income tax expense	1,430	1,196	149
Net income	$5,360	$4,540	$608

EARNINGS PER SHARE
Basic earnings per common share	$0.51	$0.42	$0.05
Diluted earnings per common share	$0.51	$0.42	$0.05
Cash dividends declared per common share	$0.07	$0.07	$0.06

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	March 31, 2021			December 31, 2020			March 31, 2020
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,857,272	$21,627	4.72%	$1,838,426	$21,712	4.70%	$1,700,006	$21,669	5.11%
Securities:
Taxable	270,040	1,039	1.56	265,068	965	1.45	249,581	1,510	2.43
Tax-exempt	20,228	140	2.81	20,265	142	2.78	28,258	185	2.62
Interest-bearing balances with banks	38,313	163	1.72	23,327	158	2.68	32,366	257	3.18
Total interest-earning assets	2,185,853	22,969	4.26	2,147,086	22,977	4.26	2,010,211	23,621	4.71
Cash and due from banks	30,335			30,353			26,560
Intangible assets	32,112			32,329			31,299
Other assets	126,750			124,377			107,190
Allowance for loan losses	(20,546)			(19,148)			(10,744)
Total assets	$2,354,504			$2,314,997			$2,164,516

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$736,502	$685	0.38%	$667,793	$750	0.45%	$556,541	$1,203	0.87%
Brokered deposits	83,832	209	1.01	77,897	179	0.92	—	—	—
Savings deposits	146,078	67	0.19	140,141	87	0.25	117,153	129	0.44
Time deposits	518,103	1,342	1.05	556,880	1,734	1.24	697,939	3,700	2.13
Total interest-bearing deposits	1,484,515	2,303	0.63	1,442,711	2,750	0.76	1,371,633	5,032	1.47
Short-term borrowings	11,407	5	0.18	24,090	39	0.63	57,563	191	1.33
Long-term debt	127,364	1,027	3.27	127,326	1,034	3.23	130,247	1,063	3.28
Total interest-bearing liabilities	1,623,286	3,335	0.83	1,594,127	3,823	0.95	1,559,443	6,286	1.62
Noninterest-bearing deposits	466,531			458,263			343,884
Other liabilities	17,451			20,045			17,575
Stockholders’ equity	247,236			242,562			243,614
Total liability and stockholders’ equity	$2,354,504			$2,314,997			$2,164,516
Net interest income/net interest margin		$19,634	3.64%		$19,154	3.55%		$17,335	3.46%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR PPP LOANS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	March 31, 2021			December 31, 2020
		Interest			Interest
	Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$1,857,272	$21,627	4.72%	$1,838,426	$21,712	4.70%
Adjustments:
PPP loans	97,288	1,405	5.86%	106,646	1,064	3.97%
Adjusted loans	1,759,984	20,222	4.66%	1,731,780	20,648	4.74%
Securities:
Taxable	270,040	1,039	1.56	265,068	965	1.45
Tax-exempt	20,228	140	2.81	20,265	142	2.78
Interest-bearing balances with banks	38,313	163	1.72	23,327	158	2.68
Adjusted interest-earning assets	2,088,565	21,564	4.19	2,040,440	21,913	4.27

Total interest-bearing liabilities	1,623,286	3,335	0.83	1,594,127	3,823	0.95

Adjusted net interest income/adjusted net interest margin		$18,229	3.54%		$18,090	3.53%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR INTEREST ACCRETION, RECOVERIES AND ACCELERATED PPP INCOME
(Amounts in thousands)
(Unaudited)

	For the three months ended
	March 31, 2021			December 31, 2020			March 31, 2020
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$1,857,272	$21,627	4.72%	$1,838,426	$21,712	4.70%	$1,700,006	$21,669	5.11%
Adjustments:
Accelerated fee income for forgiven or paid off PPP loans		692			361			—
Interest recoveries		17			10			5
Accretion		135			163			262
Adjusted Loans	1,857,272	20,783	4.54	1,838,426	21,178	4.58	1,700,006	21,402	5.05
Securities:
Taxable	270,040	1,039	1.56	265,068	965	1.45	249,581	1,510	2.43
Tax-exempt	20,228	140	2.81	20,265	142	2.78	28,258	185	2.62
Interest-bearing balances with banks	38,313	163	1.72	23,327	158	2.68	32,366	257	3.18
Adjusted interest-earning assets	2,185,853	22,125	4.10	2,147,086	22,443	4.16	2,010,211	23,354	4.66

Total interest-bearing liabilities	1,623,286	3,335	0.83	1,594,127	3,823	0.95	1,559,443	6,286	1.62

Adjusted net interest income/adjusted net interest margin		$18,790	3.49%		$18,620	3.45%		$17,068	3.41%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2021	December 31, 2020	March 31, 2020
Tangible common equity
Total stockholders’ equity	$248,251	$243,284	$233,272
Adjustments:
Goodwill	28,144	28,144	27,391
Core deposit intangible	3,757	3,988	4,720
Trademark intangible	100	100	100
Tangible common equity	$216,250	$211,052	$201,061
Tangible assets
Total assets	$2,407,956	$2,321,181	$2,199,369
Adjustments:
Goodwill	28,144	28,144	27,391
Core deposit intangible	3,757	3,988	4,720
Trademark intangible	100	100	100
Tangible assets	$2,375,955	$2,288,949	$2,167,158

Common shares outstanding	10,436,493	10,608,869	10,940,021
Tangible equity to tangible assets	9.10%	9.22%	9.28%
Book value per common share	$23.79	$22.93	$21.32
Tangible book value per common share	20.72	19.89	18.38

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		3/31/2021	12/31/2020	3/31/2020
Net interest income	(a)	$19,634	$19,154	$17,335
Provision for loan losses		400	2,400	3,760
Net interest income after provision for loan losses		19,234	16,754	13,575

Noninterest income	(b)	2,365	3,675	1,089
Gain on sale of investment securities, net		(600)	—	(172)
Loss (gain) on sale of other real estate owned, net		—	14	(26)
Loss on sale of fixed assets, net		2	33	—
Change in the fair value of equity securities		(65)	(877)	826
Core noninterest income	(d)	1,702	2,845	1,717

Core earnings before noninterest expense		20,936	19,599	15,292

Total noninterest expense	(c)	14,809	14,693	13,907
Acquisition expense		(361)	(4)	(751)
Severance		(78)	(26)	—
PPP incentive		—	(200)	—
Community grant		—	(100)	—
Core noninterest expense	(f)	14,370	14,363	13,156

Core earnings before income tax expense		6,566	5,236	2,136
Core income tax expense(1)		1,385	1,092	421
Core earnings		$5,181	$4,144	$1,715

Core basic earnings per common share		0.49	0.39	0.15

Diluted earnings per common share (GAAP)		$0.51	$0.42	$0.05
Gain on sale of investment securities, net		(0.05)	—	(0.01)
Loss (gain) on sale of other real estate owned, net		—	—	—
Loss on sale of fixed assets, net		—	—	—
Change in the fair value of equity securities		(0.01)	(0.06)	0.06
Acquisition expense		0.03	—	0.05
Severance		0.01	—	—
PPP incentive		—	0.02	—
Community grant		—	0.01	—
Core diluted earnings per common share		$0.49	$0.39	$0.15

Efficiency ratio	(c) / (a+b)	67.32%	64.36%	75.48%
Core efficiency ratio	(f) / (a+d)	67.35%	65.29%	69.05%
Core return on average assets(2)		0.89%	0.71%	0.32%
Core return on average equity(2)		8.50%	6.80%	2.82%
Total average assets		$2,354,504	$2,314,997	$2,164,516
Total average stockholders’ equity		247,236	242,562	243,614

(1) Core income tax expense is calculated using the effective tax rates of 21.1%, 20.9% and 19.7% for the quarters ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively.
(2) Core earnings used in calculation. No adjustments were made to average assets or average equity.